Exhibit 3.12

AMENDED AND RESTATED OPERATING AGREEMENT

OF

RICE DRILLING C LLC

THIS AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) is entered into by and between RICE DRILLING B LLC, as the sole member (hereinafter referred to as “Rice B” or the “Member”), and RICE DRILLING C LLC, a Pennsylvania limited liability company (hereinafter referred to as “Rice C” or the “Company”).

WHEREAS, on or about September 17, 2009, a Certificate of Formation was filed with the State of Delaware, Secretary of State, Division of Corporations forming Rice C.

WHEREAS, in January 2010, Rice Energy LP transferred its entire membership interest in Rice C to Rice B. A true an correct copy of the Assignment of Membership Interest is attached hereto and marked as Exhibit A.

WHEREAS, Rice B, being the sole member of Rice C, desires to amend the operating agreement of Rice C, executed as of September 17, 2009, to reflect that the management of Rice C shall be vested in Rice B as its sole member.

WHEREAS, Rice B and Rice C desire to adopt and approve, effective as of April 17, 2013, this amended and restated operating agreement of Rice C (hereinafter the “Operating Agreement”) as the Operating Agreement of Rice C to set forth the rights, responsibilities and purposes of Rice C and to govern their relationships with respect to Rice C.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Purpose. The object and purpose of, and the nature of the business to be conducted and promoted by, the Company is to own, operate, hold, manage, buy, sell, exchange, dispose of, lease, mortgage, improve, construct on, and otherwise deal in or with various parcels of real estate and other investments in real estate, and to drill natural gas and oil wells (the “Wells”) on such real estate, and to drill and, if appropriate, to complete the Wells, to lay pipe lines, where necessary, for the transportation of the production from the Wells, to place the Wells in production, to maintain and operate the Wells, to produce natural gas, liquid hydrocarbons and, if appropriate, oil therefrom and to transport and market said production, and to engage in any other lawful act or activity for which limited liability companies may be formed under the Pennsylvania Limited Liability Company Act, 15 Pa. C.S. § 8901, et seq., as amended from time to time (the “Act”).

2. Member. The name and address of the sole Member is: Rice Drilling B LLC, 171 Hill pointe Drive, Suite 301, Canonsburg Pennsylvania 15317.

3. Term. The term of existence of the Company shall continue perpetually.

4. Management. The Member may conduct, direct, and exercise control over all activities of the Company and shall have full power and authority on behalf of the Company to manage and administer the business and affairs of the Company and to do or cause to be done any and all acts deemed necessary by it to be necessary or appropriate to conduct the business of the Company.

5. Title to Company Property. All real and personal property shall be acquired in the name of the Company and title to any property so acquired shall vest in the Company itself rather than in the Member.

6. Distributions. Distributions shall be made to the Member (in cash or in kind) at the times and in the aggregate amounts determined by the Member and as permitted by applicable law.

7. Elections. The Member may make any tax elections for the Company allowed under the Internal Revenue Code of 1986, as amended, or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company.

8. Transferability of Membership Interest. The interest of the Member in the Company is transferable without restriction either voluntarily or by operation of law. The Member may sell, assign, transfer, exchange, mortgage, pledge, grant, hypothecate, encumber or otherwise transfer (whether absolutely or as security) all or a portion of the interest of the Member in the Company. Upon the transfer of the interest of the Member in the Company, the transferee shall be admitted as a member of the Company at the time of the transfer and shall obtain all of the rights appurtenant to being a member of the Company.

9. Admission of Additional Members. Additional members of the Company may be admitted to the Company at the direction of the Member. In the event additional members are added to the Company, either by the Member’s transfer of membership interests or the Company’s issuance of additional membership interests, this Agreement shall be construed to apply to all of the members, and the additional members shall be required to either: (a) enter into, ratify and approve this Agreement; or (b) preferably, execute a new operating agreement after the Member has terminated this Agreement. Unless otherwise stated herein or required by the Act (or any other valid law or regulation to which the Company is subject), if additional members have been added to the Company and this Agreement has not been terminated, modified or replaced, the decisions of the members owning at least a majority of the membership interests in the Company shall constitute the decisions of the Member for purposes of the interpretation of this Agreement.

10. Liability of the Member. The Member shall not have any liability for the debts, obligations or liabilities of the Company or for the acts or omissions of any other member, director, officer, agent or employee of the Company except to the extent provided in the Act. The failure of the Member to observe any formalities or requirements relating to the exercise of the powers of the Member, either as a member or manager of the Company, under this Agreement or the Act shall not, by itself, be grounds for imposing personal liability on the Member for liabilities of the Company.

11. Indemnification. The Company shall indemnify the Member and those authorized agents of the Company identified in writing by the Member as entitled to be indemnified under this section for all costs, losses, liabilities and damages paid or accrued by the Member or any such agent, as the case may be, in connection with the business of the Company, to the fullest extent provided or allowed by the laws of the Commonwealth of Pennsylvania. In addition, the Company may advance costs of defense of any proceeding to the Member or any such agent upon receipt by the Company of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company.

12. Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) the written direction of the Member, or (b) the entry of a decree of judicial dissolution under Section 8972 of the Act. The death, retirement, insanity, resignation, expulsion or bankruptcy of the Member or the occurrence of any other event that terminates the continued membership of the Member shall not cause a dissolution of the Company. Upon dissolution, the Company shall cease carrying on any and all business other than the winding up of the Company’s business. The Company shall continue until the winding up of the affairs of the Company is completed and a certificate of dissolution has been filed pursuant to the Act. Upon the winding up of the Company, the Company’s property shall be distributed (i) first to creditors, including the Member if the Member is a creditor, to the extent permitted by law, in satisfaction of the Company’s liabilities; and (ii) then to the Member. Such distributions shall be in cash or property or partly in both, as determined by the Member.

13. Conflicts of Interest. Nothing in this Agreement shall be construed to limit the right of the Member to enter into any transaction that may be considered to be competitive with, or a business opportunity that may be beneficial to, the Company. The Member does not violate a duty or obligation to the Company merely because the conduct of the Member furthers the interests of the Member. Each Member may lend money to and transact other business with the Company. The rights and obligations of the Member lending money to or transacting business with the Company are the same as those of a person who is not the Member, subject to other applicable law. No transaction with the Company shall be void or voidable solely because the Member has a direct or indirect interest in the transaction.

14. Governing Law. This Agreement shall be governed by, and construed under, the laws of the Commonwealth of Pennsylvania, without reference to the conflict of law rules of that or any other jurisdiction.

15. Entire Agreement. This Agreement represents the entire agreement between the Member and the Company.

16. Amendment. This Agreement may be amended or modified from time to time only by a written instrument executed by the Member.

17. Rights of Creditors and Third Parties. This Agreement is entered into by the Member solely to govern the operation of the Company. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other person. Except and only to the extent provided by applicable statute, no creditor or third party shall have any rights under this Agreement or any agreement between the Company and the Member, with respect to the subject matter hereof.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has executed this Agreement as of April 17, 2013.

MANAGING MEMBER:

RICE DRILLING B, LLC

By:	/s/ Toby Z. Rice
Toby Z. Rice, President and CEO

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